UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 2, 2016

SHORETEL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33506	77-0443568
(Commission File Number)	(IRS Employer Identification No.)

960 Stewart Drive, Sunnyvale, CA	94085
(Address of Principal Executive Offices)	(Zip Code)

(408) 331-3300
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 2, 2016, Marjorie Bowen was appointed as a Class I director of the Board of Directors (the “Board”) of ShoreTel, Inc. (the “Company”) to serve in such capacity until the 2016 annual meeting of stockholders of the Company to be held in November 2016. The size of the Board has been increased from eight to nine members.

Ms. Bowen will serve on the Strategic Advisory Committee of the Board. Pursuant to the Company’s non-employee director compensation policy, Ms. Bowen will receive an annual cash retainer of $40,000. Non-employee directors may elect to receive a fully-vested award of common stock in lieu of the annual cash retainer. Should she make this election, Ms. Bowen will receive shares having a value of 100% of the cash retainer. Ms. Bowen was also granted an initial option to purchase 40,000 shares of our common stock at an exercise price of $7.42 per share, the fair market value on the date of grant. The option will have a ten-year term and terminate three months following the date Ms. Bowen ceases to be one of the Company’s directors, or 12 months afterwards if termination is due to death or disability. The option grant will vest and become exercisable as to 1/48th of the shares each month after the grant date over four years. The vesting of the stock option grant will accelerate in full in connection with a change of control of the Company. In addition, as a new independent director, Ms. Bowen will receive 13,500 restricted stock units on the date of the first annual stockholders meeting occurring after her first anniversary as a Board member and on the date of each annual stockholders meeting thereafter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHORETEL, INC.

By:	/s/ Allen Seto
VP and General Counsel

Date:  August 4, 2016